CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 44 to

Registration Statement No. 333-96461 on Form N-1A of our report dated August 29, 2012, relating to the financial statements and financial highlights of Scout Stock Fund, Scout Mid Cap Fund, Scout Small Cap Fund, Scout International Fund, Scout International Discovery Fund, Scout Core Bond Fund, Scout Core Plus Bond Fund, Scout Global Equity Fund, and Scout Unconstrained Bond Fund (the “Funds”), nine of the portfolios constituting the Scout Funds (the “Trust”) appearing in the Annual Report on Form N-CSR of the Trust for the year ended June 30, 2012,and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Accounting Firm" in the Statement of Additional Information , which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI

October 26, 2012